Exhibit 21.0

SUBSIDIARIES OF GOUVERNEUR BANCORP, INC.

Name	Percentage Owned	State of Incorporation
Gouverneur Savings and Loan Association	100%	New York
GS&L Municipal Bank (1)	100%	New York

(1)Wholly-owned subsidiary of Gouverneur Savings and Loan Association.